As filed with the Securities and Exchange Commission on November 18, 2004
                                                     1940 Act File No. 811-21650

================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-2
                             AMENDMENT NO. 1 TO THE

                             REGISTRATION STATEMENT

                    UNDER THE INVESTMENT COMPANY ACT OF 1940

                                       OF

                              ASA (BERMUDA) LIMITED


                 (Exact Name of Company as Specified in Charter)


                                    4th Floor
                                11 Summer Street
                                Buffalo, NY 14209
                    (Address of Principal Executive Offices)


         Company's Telephone Number, including Area Code: (716) 883-2428
         ---------------------------------------------------------------


                     (Name and Address of Agent for Service)
                               JPMorgan Chase Bank
                            3 Chase Metrotech Center
                               Brooklyn, NY 11245

                              ASA (BERMUDA) LIMITED
                       Contents of Registration Statement


This registration statement of ASA (Bermuda) Limited contains the following documents:

Facing Sheet

Contents of Registration Statement

Part A

Part B

Part C

Signature Page

Exhibits

                                     PART A
                                     ------

                              ASA (BERMUDA) LIMITED
                              ---------------------

                                  FUND EXPENSES
                                  -------------

     The following tables are intended to assist investors in understanding the various costs and expenses that an investor will bear directly or indirectly as a result of purchasing shares of ASA (Bermuda) Limited (the "Company"). See "Management - Expenses" and "Dividend Reinvestment Plan".

SHAREHOLDER TRANSACTION EXPENSES
--------------------------------

Dividend Reinvestment and Cash Purchase Plan Fee*             5% of total funds
                                                              invested ($2.50
                                                              per transaction
                                                              maximum).  $10 fee
                                                              for sales.

   * Does not include brokerage commissions.

ANNUAL EXPENSES (AS A PERCENTAGE OF NET ASSETS)
-----------------------------------------------

Management Fees(1)..........................................................None
Other Expenses(2)..........................................................0.73%
Total Annual Expenses......................................................0.73%

     (1)  The Company does not have an outside investment adviser.

     (2) The figure provided under "Other Expenses" is based upon estimated amounts for the Company's initial fiscal year and includes expenses such as directors' fees, employee salaries and benefits, administrative fees, legal fees, auditing fees and insurance expenses.

     The Example set forth below assumes reinvestment of all dividends at net asset value. The Example also assumes that the ratio set forth above for Total Annual Expenses remains the same each year. THE EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OR ANNUAL RATES OF RETURN. ACTUAL EXPENSES AND ANNUAL RATES OF RETURN MAY BE MORE OR LESS THAN THOSE ASSUMED FOR PURPOSES OF THE EXAMPLE. In addition, while the Example assumes reinvestment of all dividends at net asset value, participants in the Company's Dividend Reinvestment Plan may receive shares purchased at a price different from net asset value. See "Dividend Reinvestment Plan."

EXAMPLE:

                                                 1      3       5       10
                                               Year   Years   Years   Years
                                               ----   -----   -----   -----
     An investor would pay the following
expenses on a $1,000 investment, assuming a     $7     $23     $41     $95
            5% annual return:


                       GENERAL DESCRIPTION OF THE COMPANY
                       ----------------------------------

     The Company is a diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and organized as an exempted limited liability company under the laws of Bermuda on April 29, 2003. On September 20, 2004, the Company obtained an order under Section 7(d) of the 1940 Act from the Securities and Exchange Commission (the "SEC") allowing it to register under the 1940 Act. The Company intends to acquire the assets, and assume the liabilities, of ASA Limited, a South African public limited liability company, which is also a diversified closed-end management investment company registered with the SEC pursuant to an order under
Section 7(d) of the 1940 Act. The Company has no operating history and will have only nominal assets until it acquires the assets of ASA Limited. The Company's investment policies are the same as those of ASA Limited.

                       INVESTMENT OBJECTIVES AND POLICIES
                       ----------------------------------

     (a) GENERAL. It is the policy of the Company to invest over 50% of the value of its total assets in the common shares or securities convertible into common shares of companies conducting, as the major portion of their business, gold mining and related activities in the Republic of South Africa. It is expected that most of such companies will have reached the production stage. The balance of the Company's total assets, other than small amounts that may be held in cash, may be (i) invested in common shares or securities convertible into common shares of companies engaged in other businesses of varied types in South Africa, (ii) held in the form of gold bullion or certificates of deposit therefor to be purchased, directly or indirectly, with South African rand (provided that the Company's holdings in the form of gold bullion or certificates of deposit therefore may not exceed 25% of the value of the Company's total assets) and/or (iii) invested in common shares or securities convertible into common shares of companies primarily engaged outside of South Africa in extractive or related industries or in the holding or development of real estate (provided that the Company's investment in such companies may not exceed 20% of the value of the Company's total assets).

     If investment opportunities deemed by the Company to be attractive are not available in the types of securities referred to in the preceding paragraph, the Company may deviate from the investment objectives and strategies outlined in the preceding paragraph and make temporary investments of unlimited amounts in securities issued or guaranteed by the Government of South Africa or any instrumentality thereof, or it may liquidate its investments and temporarily retain the proceeds in South African rand. Such proceeds may also be temporarily retained in United States dollars.

     The investment objectives and policies set forth above may not be changed without shareholder approval.

     (b)  FUNDAMENTAL  POLICIES.   The  following  are  fundamental   investment
policies of the Company that may not be changed without shareholder approval:

     (1) ISSUANCE OF SENIOR SECURITIES. It is the policy of the Company not to issue any class of senior securities (debt obligations or preferred stock), except that the Company may issue senior securities representing indebtedness payable in money of any currency, in any amount and on any terms that the Board of Directors (the "Board") may deem advisable, provided that no such senior securities shall (a) result in the Company's total indebtedness for borrowed money immediately after such issue having an asset coverage of less than 300% (securities listed on the JSE Securities Exchange South Africa to be valued for this purpose at their then current market value on such exchange) or (b) be secured by the pledge, mortgage or hypothecation of any of the Company's assets.

     (2) SHORT SALES, PURCHASES ON MARGIN AND PUT AND CALL OPTIONS. It is the policy of the Company not to purchase any securities on margin or sell any securities short.

     (3) BORROWING. It is the policy of the Company to borrow money of any currency, in any amount and on any terms that the Board may deem advisable, PROVIDED that no such borrowing shall (a) result in the Company's total indebtedness for borrowed money immediately after such borrowing having an asset coverage of less than 300% (securities listed on the JSE Securities Exchange South Africa to be valued for this purpose at their then current market value on such exchange) or (b) be secured by the pledge, mortgage or hypothecation of any of the Company's assets.

     (4) UNDERWRITING SECURITIES OF OTHER ISSUERS. It is the policy of the Company not to make any commitment in respect of any underwriting of securities, or in any participation in any such underwriting, that could or would, through joint obligations or by reason of defaults on the part of other participants, involve the assets of the Company to an extent over and above prescribed and specific amounts intended or permitted to be acquired as an addition to portfolio holdings. Furthermore, the Company may not participate as an underwriter of securities in any underwriting that could result in the Company's holding securities or amounts of securities not permitted by its investment restrictions.

     (5) CONCENTRATION OF INVESTMENTS IN A PARTICULAR INDUSTRY OR GROUP OF INDUSTRIES. It is the policy of the Company to invest over 50% of the value of its total assets in the common shares or securities convertible to common shares of companies conducting, as the major portion of their business, gold mining and related activities in the Republic of South Africa. It is expected that most of such companies will have reached the production stage.

     (6) PURCHASE OR SALE OF REAL ESTATE AND REAL ESTATE MORTGAGE LOANS. It is the policy of the Company not to purchase or sell real estate except (a) to the extent necessary to provide it with an office for the transaction of its business and (b) that the Company may invest up to 20% of the value of its total assets in common shares or securities convertible into common shares of companies primarily engaged outside of South Africa in extractive or related industries or in the holding or development of real estate. The Company may not pledge, mortgage or hypothecate any of its assets.

     (7) PURCHASE OR SALE OF COMMODITIES OR COMMODITY CONTRACTS. It is the policy of the Company not to purchase or sell commodities or commodity contracts, except that the Company may hold up to 25% of the value of its total assets in the form of gold bullion or certificates of deposit therefor. The Company does not intend to deal in gold bullion.

     (8) LOANS. It is the policy of the Company not to lend its funds or other assets to any person, other than through the purchase, in accordance with its investment policies, of securities.

     (9) PERCENTAGE OF ASSETS THAT THE COMPANY MAY INVEST IN THE SECURITIES OF ANY ONE ISSUER. It is the policy of the Company not to purchase the securities of any issuer if, immediately after and as a result of such purchase, the market value of such securities and all other securities of the same issuer owned by the Company exceeds 20% of the value of the Company's total assets, determined in such manner as may be approved by the Board and applied on a consistent basis (subject to the limitations of Section 2(a)(41) of the 1940 Act), except securities issued or guaranteed by the Government of the Republic of South Africa or any instrumentality thereof; PROVIDED, HOWEVER, that the Company may not purchase the securities of any issuer if, immediately after and as a result of such purchase, the market value of such securities and all other securities of the same issuer owned by the Company exceeds 10% of the value of the Company's total assets, so determined, if either (a) such purchase will result in more than 40% of the value of those assets consisting of investments in companies each of which investments exceeds 10% of the value of those assets or
(b) such 40% limitation is already exceeded.

     (10) PERCENTAGE OF VOTING SECURITIES OF ANY ONE ISSUER THAT THE COMPANY MAY ACQUIRE. It is the policy of the Company not to purchase securities of any issuer if, immediately after and as a result of such purchase, the Company owns more than 10% of any class of outstanding securities of such issuer, except securities issued or guaranteed by the Government of South Africa or any instrumentality thereof.

     (11) INVESTMENT IN SECURITIES OF OTHER INVESTMENT COMPANIES. It is the policy of the Company that it may purchase securities issued by another investment company otherwise than in the open market, but only within the limitations imposed by the 1940 Act.

     (12) INVESTMENTS OF CASH. It is the policy of the Company to invest its cash in certificates of deposit issued by U.S. banks. The Company may also invest its funds in South African rand denominated accounts, which may be interest bearing, with an Eligible Foreign Custodian or an overseas branch of a Qualified U.S. Bank (as such terms are defined in the 1940 Act) located in South Africa, in an aggregate amount not exceeding 5% of the value of the Company's total assets.

     (13) PURCHASES OF SECURITIES OF NEW ISSUERS. It is the policy of the Company not to purchase the securities of any issuers that have a record of less than three years' continuous operation (such period to include the period of operation of any predecessor, if the issuer whose securities are proposed as an investment has come into existence as a result of a merger, consolidation, reorganization or the purchase of substantially all of the assets of such predecessor) if such purchase at the time thereof would cause more than 10% of the value of the Company's total assets to be invested in the securities of such issuers.

     (14) PURCHASE OF SECURITIES ISSUED BY BROKERS, DEALERS, UNDERWRITERS, INVESTMENT ADVISERS, INSURANCE COMPANIES. It is the policy of the Company not to purchase or otherwise acquire any securities issued by brokers, dealers, underwriters or investment advisers or, except within the limitations imposed by the 1940 Act, any securities issued by insurance companies.

     (15) PURCHASE OF SECURITIES OF CERTAIN RELATED ENTITIES. It is the policy of the Company not to purchase or hold securities of any issuer any of whose officers, directors, trustees or security holders are also officers or directors of the Company if any one or more of such persons own beneficially more than 1/2 of 1% of the securities of that issuer and the persons owning more than 1/2 of 1% of such securities together own beneficially more than 5% of the securities of such securities of such issuer.

     (16) PLEDGE OR MORTGAGE OF ASSETS. It is the policy of the Company not to pledge, mortgage or hypothecate any of its assets.

     (17) PARTICIPATION IN TRADING ACCOUNT. It is the policy of the Company not to participate on a joint, or a joint and several, basis in any trading account in securities, except in connection with an underwriting in which the Company is a participant.

                                  RISK FACTORS
                                  ------------

     Although there is some degree of risk in all investments, there are special risks inherent in the Company's investment policies, including its policy of investing in equity securities of companies conducting, as the major portion of their business, gold mining and related activities in South Africa. These risks include the following:

     INDUSTRY CONCENTRATION

     Because of its concentration in the securities of companies involved in gold mining and related activities, the Company's portfolio may experience greater volatility than that of a broader-based investment company. The profitability of companies involved in gold mining and related activities is significantly affected by changes in the market price of gold (for further details, see "Fluctuations in the Price of Gold" below). Gold mining companies also face risks related to their operations that may affect overall profitability. These risks include the uncertainty and cost of mineral exploration and acquisitions and the uncertainties and unexpected problems and delays in developing mines. In addition, the business of gold mining is subject to numerous risks that could adversely impact a gold mining company. These risks include environmental hazards, industrial accidents, underground fires, labor disputes, unexpected geological formations, availability of appropriately skilled persons, unanticipated ground and water conditions, fall of ground accidents, legal and regulatory restrictions and seismic activity.

     DIVERSIFICATION

     The Company is classified as a diversified investment company. However, due to consolidation in the gold mining industry, the Company may be invested in a limited number of securities and hold large positions in certain securities. As a result, a change in value in one or more of these securities could significantly affect the Company's net asset value.

     FLUCTUATIONS IN THE PRICE OF GOLD

     The price of gold has been subject to dramatic downward and upward price movements over short periods of time and may be affected by unpredictable international monetary and political policies, such as currency devaluations or revaluations, economic conditions within an individual country, trade imbalances, or trade or currency restrictions between countries, world inflation rates or expectations regarding inflation rates, interest rates and currency exchange rates. The price of gold also is influenced by the actual or expected purchases and sales of gold reserves by central banks or other large gold bullion holders or dealers, the demand for gold for industrial uses and for use in jewelry, gold sales by gold producers in forward transactions, and the cost of gold production in major gold-producing nations such as South Africa. The price of gold, in turn, is likely to affect the market prices of securities of companies mining or processing gold, and accordingly, the value of the Company's investments in such securities may also be affected.

     INVESTMENTS IN GOLD BULLION

     The Company may hold up to 25% of the value of its total assets in the form of gold bullion or certificates of deposit therefor. Unlike certain more traditional investment vehicles such as savings deposits and stocks and bonds, which may produce interest or divided income, gold bullion earns no income return. Appreciation in the market price of gold is the sole manner in which the Company will be able to realize gains on its investment in gold bullion. Furthermore, the Company may encounter storage and transaction costs in connection with its ownership of gold bullion that may be higher than those attendant to the purchase, holding and disposition of more traditional types of investments.

     CURRENCY FLUCTUATION

     The U.S. dollar value of the Company's non-U.S. investments may be significantly affected by changes in the exchange rates between the dollar and the currencies, particularly the South African rand, in which those investments are traded. Under normal circumstances, over 50% of the value of the Company's total assets will be invested in common shares or securities convertible into common shares of companies conducting, as a major portion of their business, gold mining and related activities in South Africa. Generally, these investments, and the dividends earned on these investments will be denominated in South African rand. Consequently, a change in the value of the rand against the U.S. dollar will result in a corresponding change in the U.S. dollar value of the Company's assets and dividend income denominated in that currency.

     Furthermore, mineral commodities such as gold are sold throughout the world principally in U.S. dollars, but the South African mining companies in which the Company may be invested incur their operating costs principally in South African rand. Therefore, any appreciation in the value of the South African rand relative to the U.S. dollar will adversely affect the profits of these South African mining companies and also, indirectly, the value of the Company's investments in them. The rand has experienced significant appreciation against the U.S. dollar since reaching an all-time low against that currency late in 2001.

     RISKS RELATING TO SOUTH AFRICA

     Under normal circumstances, over 50% of the Company's total assets will be invested in common shares or securities convertible into common shares of companies conducting, as a major portion of their business, gold mining and related activities in the Republic of South Africa. As a result, the Funds are subject to risks relating to South Africa.

     While highly developed, sophisticated business sectors and infrastructure form the core of South Africa's economy, large parts of the population do not have access to adequate education, health care, housing and other services, including water and electricity. South Africa also has high levels of crime, poverty and unemployment in comparison with developed countries. These problems have been among the factors that have hampered investment into South Africa, prompted emigration of skilled workers and have affected South Africa's economic growth rate negatively.

     The South African government committed itself to creating a stable, democratic free market economy. However, it is difficult to predict the future political, social and economic direction of South Africa or how the government will try to address South Africa's challenges. It is also difficult to predict the affect of these challenges on the Company's investments.

     Further, there has been political and economic instability in neighboring countries north of South Africa. Any resulting political or economic instability in South Africa could have a negative impact on the Company's South African investments.

     A substantial portion of the South African gold mining industry is unionized, and companies within the industry are at risk of having their production halted for indefinite periods due to strikes and other labor disputes. In addition, since 1995 various labor laws have been enacted in South Africa that enhance the rights of employees and have imposed additional costs on the gold mining industry.

     South Africa's exchange control regulations restrict transactions between residents of the Common Monetary Area (which consists of South Africa, the Republic of Namibia and the Kingdoms of Lesotho and Swaziland) and non-residents of the Common Monetary Area. These restrictions hinder the ability of South African companies, including companies in which the Company invests, to make foreign investments and procure foreign denominated financing. While exchange controls have been relaxed in recent years, it is difficult to predict whether or how the South African Government will further relax the remaining exchange control regulations in the future.

    Significant labor disputes and work stoppages in the gold mining industry may adversely affect the price of gold, the rand/dollar exchange rate and the operations and financial condition of companies within the gold mining industry. In addition, the cost of compliance with labor laws may reduce the net profit of such companies. Accordingly, the Company's investment in such companies may be affected.

     The incidence of HIV/AIDS in South Africa could pose a risk to companies in which the Company invests. The exact impact of HIV/AIDS on the cost of conducting business in South Africa and the potential growth of the South African economy is unclear at this time. However, the incidence of HIV/AIDS infections and HIV/AIDS related diseases is expected to reduce productivity and increase employee related costs in South Africa, which adversely impact on the operations of companies in which the Company invests.

     FOREIGN REGULATORY ENVIRONMENT

     Companies in South Africa are subject to accounting, auditing and financial standards and requirements that closely follow those prescribed by United Kingdom authorities. Although these standards are rigorous, they differ from those applicable to U.S. companies, and therefore the assets, liabilities and profits of South African companies, as reported in their financial statements, may not be the same as would be reflected if the statements had been prepared in accordance with U.S. generally accepted accounting principles.

     It may be said that in South Africa there is less government supervision and regulation of South African securities exchanges, underwriters, brokers, dealers and listed companies than exists in the United States. The JSE Securities Exchange South Africa, on which most of the securities in the Company's portfolio are listed, is governed by a statute that regulates the operation not only of the Exchange but also of its members and individual stockbrokers. The regulatory powers contained in this statute are enforceable in the South African courts.

     There is less publicly available information about South African registered companies than about U.S. companies. As a result, the successful management of the Company's portfolio may be more dependent upon the skills and expertise of its portfolio manager than is the case for investment companies that invest primarily in U.S. companies because the comparative lack of information requires greater diligence by the portfolio manager in original research and careful evaluation of available information.

     The mining legislation to which South African mining companies are subject has been replaced by the South African Mineral and Petroleum Resources Development Act No. 28 of 2002 ("MDA"), which came into effect on May 1, 2004. The broad objectives of the MDA and the Mining Charter issued pursuant to the MDA are to facilitate participation of historically disadvantaged South Africans in the mining industry and to ensure that unexploited minerals are profitably mined. To give effect to these objectives, the right to prospect and mine for minerals, which was previously based on a system of private ownership, will now vest in the South African government, which will grant prospecting and mining rights to applicants who are able to comply with various stipulated criteria, which include criteria relating to black economic empowerment and social and economic improvement. The principles contained in the Mining Charter relate to the transfer of 26% of South African mining assets to historically disadvantaged South Africans over a ten-year period.

     The transitional provisions of the MDA facilitate the conversion of current prospecting and mining rights to the new form of rights contemplated by the MDA. Conversion applicants will also have to demonstrate how they intend complying with the MDA's empowerment criteria within a maximum period of five years from May 1, 2004. If the South African companies in which the Company will invest fail to comply with the conversion criteria stipulated in the MDA, then these companies will forfeit their right to mine in South Africa.

     The MDA also makes provision for prospecting fees and mining royalties that will become payable to the South African government in return for the new form of prospecting or mining right. The details of these royalty payments will be set out in further legislation to be known as the Mineral and Petroleum Royalty Act. A draft bill of this legislation was earlier released for public comment and is in the process of being redrafted by the South African National Treasury Department. The exact effect of this legislation is unknown at this time.

     The compliance costs incurred in acquiring or converting prospecting and mining rights in South Africa and the additional costs that may be incurred in paying the proposed mining royalties could adversely affect the profitability of the Company's South African investments.

     South African companies in which the Company invests are subject to extensive environmental regulation and may incur significant costs in complying with current and new legislation, which could effect their profitability and financial condition.

     ENFORCEMENT OF LIABILITIES

     Due to differences in legal systems and difficulties in obtaining jurisdiction over non-U.S. residents, an investor may have more difficulty enforcing the civil liabilities provisions of the U.S. securities laws against non-U.S. companies and their non-U.S. resident directors. However, these risks of enforcement difficulties are significantly reduced in relation to the Company, which is a foreign investment company permitted to register under the 1940 Act pursuant to an order of the SEC. As a condition to obtaining such order, the Company undertook certain measures to make it legally and practically feasible for its shareholders to enforce liabilities against the Company and its non-U.S. directors and officers. See "Management - Board of Directors and Management Custodians".

     CLOSED-END FUND

     The Company is a closed-end investment company registered under the 1940 Act the shares of which are or will be listed on the New York Stock Exchange ("NYSE"). Shares of closed-end investment companies frequently trade at a discount from net asset value. This characteristic of shares of a closed-end investment company is a risk separate and distinct from the risk that the company's net asset value will decrease.

                          SHARE PRICE DATA (UNAUDITED)
                          ----------------------------

     Because the Company is newly organized, its shares have no history of public trading. Shares of ASA Limited, the investment company the assets and liabilities of which the Company intends to acquire and assume, trade on the NYSE. For the fiscal year ended November 30, 2003, trading in ASA Limited's shares fluctuated between 5.4% above net asset value and 9.5% below net asset value. On November 11, 2004, the net asset value per share was $49.02 and the market price per share was $42.32. The following is a summary of public trading of ASA Limited's shares:

                                                            PER SHARE
                          -------------------------------------------------------------------------------
                                                                                           PREMIUM
                                                                                        (DISCOUNT) TO
   QUARTER ENDED             NET ASSET VALUE                  MARKET PRICE              NET ASSET VALUE
   -------------             ---------------                  ------------              ---------------
                          HIGH             LOW             HIGH           LOW         HIGH          LOW
      8/31/02             41.16           29.94            40.44         24.72       (15.0)        (6.5)
     11/30/02             38.28           31.58            35.01         27.50       (14.3)        (9.3)
      2/28/03             42.45           36.31            42.85         29.31         1.5         (9.5)
      5/31/03             37.48           32.61            38.92         31.76         5.4         (6.1)
      8/31/03             44.56           36.25            44.13         35.20         3.0         (3.6)
     11/30/03             51.54           44.57            48.00         40.13       (11.6)        (3.2)
      2/29/04             52.15           46.34            47.85         41.00       (14.0)        (8.7)
      5/31/04             50.48           38.28            43.68         33.47       (14.2)        (9.1)
      8/31/04             45.22           38.94            39.38         33.15       (15.3)        (9.9)

                                   MANAGEMENT
                                   ----------

     The management of the business and control of the Company is vested in the Board, which has the power to make all decisions and to exercise or delegate all powers of the Company, pursuant to, and in compliance with, the Bermuda

Companies Act of 1981, as amended (the "Bermuda Act") and the Memorandum of Association and Bye-Laws of the Company.

     DIRECTORS
     ---------

     Ronald L. McCarthy, James G. Inglis and A. Michael Rosholt are all directors of the Company resident in South Africa and with most of their assets located in South Africa. The Company is permitted to register under the 1940 Act by an order of the SEC. As a condition of such order, a majority of the Company's Board of Directors and officers must be U.S. citizens and residents, and each Director and officer must enter into an agreement that provides, among other things, that such Director or officer consents to the jurisdiction of a United States or Bermuda court to enable the Company's shareholders to maintain actions against its directors and officers for violations of the Company's Memorandum of Association or Bye-Laws, the 1940 Act and the rules and regulations thereunder and the agreements and undertakings contained in the Company's SEC order.

     In addition, each non-U.S. director and officer must irrevocably designate the Company's U.S. custodian as an agent in the United States to accept service of process. See "Management - Custodians." The Company and its officers and directors have also consented that full faith and credit be given by courts of Bermuda to any final judgment or decree of a U. S. court in such enforcement proceedings.

     PORTFOLIO MANAGEMENT
     --------------------

     The Company does not have an outside investment adviser. Robert J.A. Irwin, Chairman, Chief Executive Officer, President, Treasurer and a director of the Company, will be primarily responsible for the day-to-day management of the Company's portfolio. Mr. Irwin currently is primarily responsible for the day-to-day management of ASA Limited's portfolio. Mr. Irwin has been a director of ASA Limited since 1987, Chairman of the Board of ASA Limited since 1993 and the treasurer of ASA Limited since 1999.

     ADMINISTRATION
     --------------

     Kaufman, Rossin & Co. PA, 2699 South Bayshore Drive, Suite 500, Miami, Florida, 33133-5486, will provide accounting services for the Company. The duties of Kaufman Rossin include the daily maintenance of the Company's accounting records, the drafting of the monthly financial data for submission to the management of the Company and the compilation of the Company's budgets and cash flow projections. For its services to the Company, Kaufman, Rossin & Co. PA will receive an annual fee of $95,000.

     LGN Associates, P.O. Box 269, Florham Park, New Jersey 07932, will provide shareholder services for the Company. In this capacity, LGN Associates will prepare and distribute the interim and annual reports to shareholders and provide weekly net asset value information to various financial services. LGN Associates will also perform required administrative services and will respond to inquiries from shareholders and other parties regarding the Company. For its services to the Company, LGN Associates will receive an annual fee of $500,000.

     Appleby Corporate Services (Bermuda) Ltd., ("Appleby") Canon's Court, 22 Victoria Street, Hamilton HM12, Bermuda, acts as the Registered Representative of ASAB in Bermuda. The duties of Appleby include discharging the duties set out in the Bermuda Companies Act, including acting as agent for the service of process in Bermuda. For its services to ASAB, Appleby will receive an annual fee of $4,500.



     CUSTODIANS AND TRANSFER AGENT
     -----------------------------

     JPMorgan Chase Bank, 3 Chase Metrotech Center, Brooklyn, New York, 11245, will serve as the Company's custodian. In addition, the Company is authorized to utilize subcustodians in South Africa, the United Kingdom, Australia, Japan, Switzerland and Canada under certain circumstances. As of the date of this Prospectus, the Company has not approved subcustodians in the United Kingdom, Australia, Japan, Switzerland or Canada.

     The Standard Bank of South Africa Limited, 5 Simmonds Street, Johannesburg, South Africa, will serve as the Company's South African subcustodian.

     EquiServe Trust Company, N.A., 525 Washington Boulevard, Jersey City, New Jersey 07310, will serve as the Company's transfer agent and dividend disbursing agent.

     EXPENSES
     --------

     The principal types of expenses for which the Company will be responsible are directors' fees and expenses, salaries, administrative expenses, custodian fees, transfer agency fees, professional fees and expenses, insurance and shareholders' reports and proxy expenses.

     CONTROL PERSONS
     ---------------

     Until the Company issues shares in connection with the transfer of assets and liabilities of ASA Limited to the Company, Robert J.A. Irwin, as the sole shareholder of the Company, will be a control person of the Company.

                               AUTHORIZED CAPITAL
                               ------------------

     The authorized capital of the Company consists solely of ordinary shares ("common shares"). Each share entitles the holder to one vote for the election of directors and on all other matters. Each share has an equal right to participate in any dividend declared and, in the event of liquidation, in the assets of the Company after payment of its debts. Shares are fully paid and non-assessable. Shareholders have no preemptive rights or conversion privileges.

         (1)                 (2)             (3)                    (4)
                                         Amount Held        Amount Outstanding
       Title of            Amount        by Company         Exclusive of Amount
        Class            Authorized    for its Account        Shown Under (3)
        -----            ----------    ---------------        ---------------
Ordinary Shares - Par
Value U.S. $1.00        30,000,000           0                       0

                                      TAXES
                                      -----

U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The Company is organized as an exempted limited liability company under the laws of Bermuda; it will be classified for U.S. federal tax purposes as a corporation and will not elect to be classified otherwise. As a non-U.S. corporation, the Company cannot qualify as a regulated investment company under the U.S. Internal Revenue Code of 1986, as amended ("Code"). Accordingly, any dividends the Company pays will be taxable to its U.S. shareholders ("Shareholders") as ordinary income and, for corporate Shareholders, will not qualify for the dividends-received deduction. In addition, as described below, the Company is a "passive foreign investment company" for U.S. federal income tax purposes (a "PFIC"). As a result, any dividends the Company pays to individual Shareholders will not qualify for the 15% maximum federal income tax rate on "qualified dividend income" received by individuals (enacted under the Jobs and Growth Tax Relief Reconciliation Act of 2003).

     For its taxable years December 1, 1963 through November 30, 1987, ASA Limited was a "foreign investment company" for U.S. federal income tax purposes.* As a result, a Shareholder who held ASA Limited shares during any part of those years will be subject to tax at ordinary income rates on any profit on a sale of those shares to the extent of the Shareholder's "ratable share" of ASA Limited's earnings and profits accumulated for the period in those years during which the Shareholder held those shares ("Share of E&P"). If such a Shareholder's profit on the sale of shares exceeds his Share of E&P, then, subject to the discussion below regarding ASA Limited's taxable years beginning after November 30, 1987, the Shareholder will be subject to tax on the excess at long-term capital gain rates (generally, 15% for individual Shareholders for sales of shares through taxable years beginning before 2009).

     ASA Limited became a PFIC on December 1, 1987. Shareholders of a PFIC are subject to highly complex tax rules with respect to gains on the disposition of PFIC stock, PFIC distributions and undistributed PFIC income. The manner in which these rules apply to a Shareholder depends on whether the Shareholder (1) elects to treat the PFIC as a "qualified electing fund" (a "QEF") with respect to his Company shares, (2) for the Shareholder's taxable years beginning after December 31, 1997, elects to "mark-to-market" his Company shares as of the close of each taxable year or (3) makes neither election.

     In general, if a Shareholder does not make either election, any gain realized on the direct or indirect disposition of his Company shares would be treated as ordinary income. In addition, the Shareholder would be subject to an "interest charge" on part of his tax liability with respect to that gain, as well as with respect to certain "excess distributions" the Company makes. Furthermore, a Shareholder's shares may be denied the benefit of any otherwise applicable increase in tax basis at death. Under proposed regulations, a "disposition" would include a U.S. taxpayer's becoming a nonresident alien.

--------------------
* Pursuant to the Company's acquisition of the assets, and assumption of the liabilities, of ASA Limited (see, e.g., Item 8), the Company will succeed to the latter's tax attributes for U.S. federal income tax purposes. Accordingly, all references in this section to the "Company" include ASA Limited where the context permits or requires.

     An "excess distribution" on Company shares is a distribution by the Company for a taxable year that is more than 125% of the average amount it distributed for the three preceding taxable years.** If the Company makes an excess distribution in a taxable year, a Shareholder who has not made a QEF or mark-to-market election would be required to allocate the excess amount ratably over the entire holding period for his shares. That allocation would result in tax being payable at the highest applicable rate in the prior years to which the distribution is allocated and interest charges being imposed on the resulting "underpayment" of taxes made in those years. In contrast, a distribution that is not an excess distribution would be taxable to a Shareholder as a normal dividend (see above), with no interest charge.

     If a Shareholder elects to treat the Company as a QEF with respect to his interest therein for the first year he holds his shares during which the Company is a PFIC (or who later makes a QEF election and also elects to treat his shares generally as if they were sold for their fair market value on the first day of the first Company taxable year for which the QEF election is effective), the rules described in the preceding paragraphs generally would not apply. Instead, the electing Shareholder would include annually in his gross income his pro rata share of the Company's ordinary earnings and net capital gain (his "QEF" inclusion), regardless of whether that income or gain was actually distributed. A Shareholder who makes a valid QEF election will recognize capital gain on any profit from the actual sale of his Company shares held as capital assets, except to the extent of his Share of E&P.

     Alternatively, if a Shareholder makes a mark-to-market election with respect to Company shares for taxable years beginning on or after January 1, 1998, the Shareholder would be required annually to report any unrealized gain with respect to those shares as ordinary income, and any unrealized loss would be permitted as an ordinary loss, but only to the extent of previous inclusions of ordinary income. Any gain the electing Shareholder subsequently realizes on a disposition of his Company shares also would be treated as ordinary income, but the Shareholder would not be subject to an interest charge on his resulting tax liability. Special rules apply to a Shareholder that held his Company shares prior to the first taxable year for which a mark-to-market election was effective.

     A Shareholder with a valid QEF election in effect will not be taxed on any distributions the Company makes to the extent of any QEF inclusions, but any distributions out of accumulated earnings and profits in excess thereof will be treated as taxable dividends. A Shareholder would increase the tax basis in his Company shares by the amount of any QEF inclusions and reduce that basis by any distributions to him that are not taxable as described in the preceding sentence. Special rules apply to Shareholders who make a QEF election and wish to defer the payment of tax on their annual QEF inclusions.

     Each Shareholder who desires QEF treatment must individually elect that treatment. A QEF election must be made for the Shareholder's taxable year in which or with which the Company's taxable year ends and must be made by the due date, with extensions, of the Shareholder's U.S. federal income tax return for

--------------------
** For example, ASA Limited made annual distributions of $.80 per share during each of the taxable years ended November 30, 2003, 2002 and 2001. Accordingly, any distribution for the taxable year ending November 30, 2004, in excess of $1.00 per share (125% of $.80) would be treated as an excess distribution. (All amounts in U.S. currency.)

the taxable year for which the election is to apply. A QEF election is effective for the Shareholder's taxable year for which it is made and all subsequent taxable years and may not be revoked without the consent of the Internal Revenue Service. Under U.S. Treasury Department regulations, a QEF election is made on Internal Revenue Service Form 8621, which must be completed and attached to a timely filed income tax return in which the Shareholder reports his QEF inclusion for the year to which the election applies. To allow Shareholders to make QEF elections and to comply with the applicable annual reporting requirements, the Company annually will provide to them a "PFIC Annual Information Statement" containing certain information required by those regulations.

     Special rules apply to U.S. persons who hold Company shares through intermediate entities or persons and to Shareholders who directly or indirectly pledge their shares, including those in a margin account.

     Ordinarily, the tax basis that is obtained by a transferee of property on the death of the property's owner is adjusted to the property's fair market value on the date of death (or alternate valuation date). If a Shareholder dies owning Company shares with respect to which he did not elect QEF treatment (or elected such treatment after the first year in which he owned Company shares in which it was a PFIC and did not elect to recognize gain as described above), the transferee of those shares will not be entitled to adjust the tax basis therein. In that case, the transferee generally will take a basis in the shares equal to the Shareholder's basis therein immediately before his death. If a Shareholder dies owning Company shares for which a valid QEF election was in effect for all taxable years in the Shareholder's holding period during which the Company was a PFIC (or the shareholder elected to treat the shares as if sold on the first day of the Company's first taxable year for which the QEF election was effective), then the basis increase generally will be available unless the holding period for his shares began on or before November 30, 1987. In the latter case, any otherwise applicable basis increase generally will be reduced to the extent of the Shareholder's Share of E&P.

     DUE TO THE COMPLEXITY OF THE APPLICABLE TAX RULES, SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISERS CONCERNING THE IMPACT OF THESE RULES ON THEIR INVESTMENT IN THE COMPANY AND ON THEIR INDIVIDUAL SITUATIONS.

     BERMUDA TAX CONSIDERATIONS

     At the date of this disclosure, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by the Company or its shareholders, other than any shareholders ordinarily resident in Bermuda. The Company is not subject to stamp duty on the issue, transfer or redemption of its shares.

     The Company has applied for and received an undertaking from the Minister of Finance of Bermuda dated May 5, 2003, under the Exempted Undertakings Tax Protection Act, 1966, as amended, that if there is enacted in Bermuda any legislation imposing any (i) tax computed on profits or income, (ii) tax computed on any capital assets, gain or appreciation or (iii) tax in the nature of estate duty or inheritance tax, such tax shall not until March 28, 2016, be applicable to the Company or to any of its operations, shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda and holding such shares, debentures or other obligations of the Company or any land leased or let to the Company.

     As an exempted company, the Company is liable to pay the Bermuda Government an annual registration fee based on its authorized share capital, which is currently US$1,780.

     PROSPECTIVE PURCHASERS SHOULD CONSULT LEGAL ADVISERS IN THE COUNTRIES OF THEIR CITIZENSHIP, RESIDENCE AND DOMICILE TO DETERMINE THE POSSIBLE TAX OR OTHER CONSEQUENCES OF PURCHASING, HOLDING AND REDEEMING COMPANY SHARES UNDER THE LAWS OF THOSE COUNTRIES.

     SOUTH AFRICAN TAX CONSIDERATIONS

     If the reorganization is completed by November 30, 2004, the deferred tax liability for South African capital gains tax ("CGT") will be eliminated and the deferred tax liability will be reversed which will result in an increase to unrealized appreciation on investments in the financial statements. As of August 31, 2004, the financial statements reflected a CGT liability of $6,830,581.

                           DIVIDEND REINVESTMENT PLAN

     EquiServe Trust Company, N.A. ("EquiServe") will be engaged to offer a dividend reinvestment plan to the Company's shareholders ("Plan"). Shareholders must elect to participate in the Plan by signing an authorization. The authorization appoints EquiServe as agent to apply to the purchase of the Company's shares in the open market (i) all cash dividends (after deduction of the service charge described below) that become payable to such participant on the Company's shares (including shares registered in his name and shares accumulated under the Plan) and (ii) any voluntary cash payments ($50 minimum, $3,000 maximum per dividend period) received from such participant within 30 days prior to the then-current dividend's payment date.

     For the purpose of making purchases, EquiServe will commingle each participant's funds with those of all other participants in the Plan. The price per share of shares purchased for each participant's account shall be the average price (including brokerage commissions and any other costs of purchase) of all shares purchased in the open market with the funds available from that dividend and any voluntary cash payments being concurrently invested. Any stock dividends or split shares distributed on shares held in the Plan will be credited to the participant's account.

     For each participant, a service charge of 5% of the combined amount of the participant's dividend and any voluntary cash payment being concurrently invested, up to a maximum charge of $2.50 per participant, will be deducted (and paid to EquiServe) prior to purchase of shares. Participant sales of shares held by EquiServe in the Plan are subject to a fee of $10.00 plus applicable brokerage commissions deducted from the proceeds of the sale. Additional nominal fees are charged by EquiServe for specific Plan participant requests such as requests for information regarding share cost basis detail in excess of two prior years and for replacement Form 1099 reports older than three years.

     Participation in the Plan may be terminated by a participant at any time by written instructions to EquiServe. Upon termination, a participant will receive
(1) a certificate for the full shares credited to his or her account, unless he or she requests the sale of all or part of such shares, and (2) an amount equal to the current market value for any fractional shares then credited to the account.

     Dividends a participant reinvests under the Plan will generally be treated for U.S. federal income tax purposes in the same manner as dividends paid to the participant in cash. The amount of the service charge is deductible for U.S.

federal income tax purposes, subject to limitations. See "Taxes - U.S. Federal Income Tax Considerations" for more information regarding U.S. federal income tax consequences to Shareholders of an investment in Company shares, including the effect of its status as a PFIC.

     A shareholder participating in the Plan may not hold his or her shares in a "street name" brokerage account.

     Additional information regarding the Plan may be obtained from EquiServe Dividend Reinvestment Plan, 150 Royall Street, Canton, MA 02021. Information may also be obtained by calling EquiServe's Shareholder Contact Center at (781) 575-2723 between 8:30 a.m. and 7 p.m., Eastern Time, Monday through Friday.

                                     PART B
                                     ------

     Part B of this Registration Statement should be read in conjunction with Part A. Capitalized terms used in this Part B and not otherwise defined have the meanings given them in Part A of this Registration Statement.

                       INVESTMENT OBJECTIVES AND POLICIES
                       ----------------------------------

     In addition to the policies described in Part A, the Company has adopted the following additional investment policies, which may be changed by the Board without shareholder approval in compliance with applicable law, regulation or regulatory policy.

     (1) INVESTING FOR CONTROL OF MANAGEMENT. The Company will not invest in companies for the purpose of exercising control of management.

     (2)  PORTFOLIO   TURNOVER  POLICY.  The  Company  will  purchase  and  sell securities from time to time as it considers advisable to be in the best interest of its shareholders and not for trading purposes.

                                   MANAGEMENT
                                   ----------

          The name, address, positions held with the Company and principal occupations during the past five years of the Company's officers and directors are set forth below. The Company consists of a single portfolio, which is overseen by the Board of Directors.

                               POSITION HELD, TERM OF    PRINCIPAL OCCUPATION
    NAME, ADDRESS(1)           OFFICE (2) AND LENGTH          DURING THE
        AND AGE                   OF TIME SERVED            PAST FIVE YEARS           OTHER DIRECTORSHIPS
        ------                    --------------            ---------------           -------------------
INTERESTED DIRECTORS*:

Robert J.A. Irwin, 77         Chairman of the Board,    Chairman of the Board of   Director of ASA Limited;
                              Treasurer and Director    ASA Limited since 1993,    Former director,
                              since 2003; President     Treasurer since 1999;      President and Chief
                              and Chief Executive       Director since 1987        Executive Officer of
                              Officer since 2004                                   Niagara Share Corporation

Chester A. Crocker, 63        Director since 2004;      James R. Schlesinger       Director of:  ASA
                              Assistant Secretary       Professor of Strategic     Limited; Universal
                              since 2004                Studies, School of         Corporation, First
                                                        Foreign Service,           Africa Holdings Ltd. and
                                                        Georgetown University,     Modern Africa Growth &
                                                        President of Crocker       Income Fund (private
                                                        Group (consultants)        equity fund); Good
                                                                                   Governance Group, Ltd.,
                                                                                   Chairman and Director of
                                                                                   United States Institute
                                                                                   of Peace

Ronald L. McCarthy, 71        Director since 2004;      Director and Managing      Director of ASA Limited
                              Assistant Treasurer       Director of ASA Limited
                              since 2004                since 1988; South
                                                        African Secretary of ASA
                                                        Limited since 2001
INDEPENDENT DIRECTORS**:

Henry R. Breck, 67            Director since 2004       Chairman and director of   Director of ASA Limited
                                                        Ark Asset Management       and Butler Capital Corp.
                                                        Co., Inc. (registered
                                                        investment adviser)

Harry M. Conger, 74           Director since 2004       Chairman and CEO           Director of ASA Limited
                                                        Emeritus of Homestake      and Apex Silver Mines
                                                        Mining Company             (silver mining company).

Joseph C. Farrell, 69         Director since 2004       Former Chairman,           Director of ASA Limited,
                                                        President and CEO of The   Universal Corporation
                                                        Pittston Company           and Skyline Airways, Inc.

James G. Inglis, 60           Director since 2004       Chairman of Melville       Director of ASA Limited
                                                        Douglas Investment         and Harding
                                                        Management (pty) Ltd.      International Investments

                                                      19

                               POSITION HELD, TERM OF    PRINCIPAL OCCUPATION
    NAME, ADDRESS(1)           OFFICE (2) AND LENGTH          DURING THE
        AND AGE                   OF TIME SERVED            PAST FIVE YEARS           OTHER DIRECTORSHIPS
        ------                    --------------            ---------------           -------------------
Malcolm W. MacNaught, 68      Director since 2004       Former Vice President      Director of ASA Limited
                                                        and Portfolio Manager at   and Meridian Gold
                                                        Fidelity Investments       Corporation

Robert A. Pilkington, 59      Director since 2004       Investment banker and      Director of ASA Limited
                                                        Managing Director of UBS   and Avocet Mining PLC
                                                        Securities, LLC or
                                                        predecessor companies
                                                        since 1985

A. Michael Rosholt, 84        Director since 2004       Chairman of the National   Director of ASA Limited;
                                                        Business Initiative        Former Chairman of
                                                        (South Africa), a          Barlow Rand Limited
                                                        non-profit organization    (financial, industrial
                                                                                   and mining corporation)

OTHER OFFICER

Paul K. Wustrack, Jr., 61     Secretary and Chief       Assistant U.S. Secretary
                              Compliance Officer        of ASA Limited
                              since 2004                since 2002, Chief
                                                        Compliance Officer since
                                                        2004; prior thereto
                                                        Special Counsel,
                                                        Phillips, Lytle,
                                                        Hitchcock, Blaine &
                                                        Huber LLP

-------------------
(1)  The address for each director is c/o LGN Associates, PO Box 269, Florham Park, NJ 07932.
(2)  Each director of the Company serves as such until the next annual general meeting of shareholders.
*    An  "interested  person" of the  Company,  as such term is defined in the 1940 Act,  by reason of being an officer of the Company.
**   A director that is not an "interested person" of the Company.

     Messers. McCarthy, Inglis and Rosholt are residents of South Africa. As required by the SEC, each of these non-U.S. resident directors has appointed JPMorgan Chase Bank, 3 Chase Metrotech Center, Brooklyn, NY, to accept service of process.

     The Board has an Audit Committee, a Compensation Committee, an Ethics Committee and a Nominating Committee. The Audit Committee acts pursuant to a written charter and is responsible for overseeing the Company's accounting and financial reporting policies, practices and internal controls. The Audit Committee currently consists of Messrs. MacNaught (Chairman), Pilkington and Rosholt. The responsibilities of the Audit Committee include overseeing (a) the Company's accounting and financial reporting policies and practices, (b) the Company's internal controls and procedures and (c) the integrity, quality and objectivity of the Company's financial statements and the audit thereof. The Audit Committee is directly responsible for the selection (subject to ratification by a majority of the independent directors and by the shareholders), compensation, oversight and, when appropriate, termination of the Company's independent registered public accounting firm.

     The current members of the Compensation Committee are Messrs. Conger (Chairman), Inglis and Pilkington. The function of the Compensation Committee is to make recommendations regarding the compensation of officers and the fees of directors of the Company. The current members of the Ethics Committee are Messrs. Farrell (Chairman), Breck and Crocker. The function of the Ethics Committee is to ensure compliance by the directors, officers and other access persons with the Company's Code of Ethics and Rule 17j-l under the 1940 Act. The current members of the Nominating Committee are Messrs. Pilkington (Chairman), Conger and Rosholt. The Nominating Committee is responsible for identifying qualified candidates for the Board.


                                  COMPENSATION

     Each non-South African director receives an annual fee of $20,000 for his services as a director and $1,000 for each Board and Committee meeting (whether in person or by telephone) that he attends. Each South African director receives the rand equivalent of $20,000 as an annual fee for his services as a director and the rand equivalent of $2,000 for each Board meeting that he attends, if held outside South Africa. In addition, directors receive a meeting fee of $1,000 for each committee meeting attended (whether in person or by telephone) during the year. The Chairman of the Audit Committee receives $3,000 for attendance at each Audit Committee meeting that he attends. The Company pays to any retired director who served as a director of the Company or its predecessor, ASA Limited, for at least twelve years an annual retainer equal to 75% of the annual directors' fee from time to time in effect. Directors retiring after attaining the age of 70 are entitled to such retainer for life; directors retiring prior to attaining such age are entitled to such retainer for the lesser of life or the number of years they served as a director.

     Because the Company has not completed its first fiscal year, compensation is estimated.

                                                          PENSION OR RETIREMENT         ESTIMATED            TOTAL
                                       AGGREGATE           BENEFITS ACCRUED AS       ANNUAL BENEFIT      COMPENSATION
      NAME OF PERSON                  COMPENSATION          PART OF COMPANY              UPON            FROM COMPANY
        & POSITION                    FROM COMPANY            EXPENSES                RETIREMENT(1)    PAID TO DIRECTOR
        ----------                    ------------            -----------             -------------    ----------------
INTERESTED DIRECTORS:


Robert J.A. Irwin, Chairman,           $325,000                  (2)                  $15,000(3)         $25,000
Chief Executive Officer,
President, Treasurer and
Director

Chester A. Crocker,                     $28,000                   --                  $15,000            $28,000
Assistant Secretary and
Director

Ronald L. McCarthy,                    $100,000                   --                  $15,000            $28,000
Assistant Treasurer and
Director

                                                           21

                                                          PENSION OR RETIREMENT         ESTIMATED            TOTAL
                                       AGGREGATE           BENEFITS ACCRUED AS       ANNUAL BENEFIT      COMPENSATION
      NAME OF PERSON                  COMPENSATION          PART OF COMPANY              UPON            FROM COMPANY
        & POSITION                    FROM COMPANY            EXPENSES(1)             RETIREMENT(2)    PAID TO DIRECTOR
        ----------                    ------------            -----------             -------------    ----------------
INDEPENDENT DIRECTORS:


Henry R. Breck,                         $29,000                    --                   $15,000            $29,000
Director

Harry M. Conger,                        $25,000                    --                   $15,000            $25,000
Director

Joseph C. Farrell,                      $29,000                    --                   $15,000            $29,000
Director

James G. Inglis,                        $29,000                    --                   $15,000            $29,000
Director

Malcolm W. MacNaught                    $35,000                    --                   $15,000            $35,000
Director

Robert A. Pilkington                    $30,000                    --                   $15,000            $30,000
Director

A. Michael Rosholt                      $32,000                    --                   $15,000            $32,000
Director

Paul K. Wustrack, Jr.                   $80,000(4)
Chief Compliance Officer
and Secretary
--------------------

(1)  All directors  qualify to receive  retirement  benefits if they have served
     ASAB or its predecessor, ASA, for at least twelve years prior to retirement. The amount shown for each director is the total benefits, which are, or would be payable to such person assuming such director had served twelve years as of November 30, 2003.

(2) In 1994, the Company entered into a supplemental non-qualified pension agreement with its Chairman. Under the terms of the agreement, the Company agreed to credit $25,000 per year for five years, beginning December 1, 1993, to a Supplemental Pension Account with interest credited at an annual rate of 3.5%. The Board of Directors approved increases in the amount of the annual credit as follows: $28,125 in May 1990; $31,250 in February 2002; $45,000 in March 2003 and $55,000 in February 2004. As a result, the Company recorded an expense amount of $41,562 for the year ended November 30, 2003. The Company has also recorded an asset in the amount of $145,000 related to the retirement obligation liability of $315,900 at November 30, 2003.

(3) The amount shown for Mr. Irwin includes only the retirement benefits payable to him as a director and not the amounts payable to him under the supplemental pension agreement for his benefit by the Company.

(4) The amount shown for Mr. Wustrack's compensation does not include any bonus compensation.

     Until the Company issues shares in connection with the transfer of assets and liabilities of ASA Limited to the Company, Robert J.A. Irwin, as the sole shareholder of the Company, will be a control person of the Company.

                          CUSTODIANS AND TRANSFER AGENT
                          -----------------------------

     JPMorgan Chase Bank, 3 Chase Metrotech Center, Brooklyn, New York 11245, will serve as the Company's custodian. The Standard Bank of South Africa Limited, 5 Simmonds Street, Johannesburg, South Africa, will serve as the Company's South African subcustodian.

     EquiServe Trust Company, N.A., 525 Washington Boulevard, Jersey City, New Jersey 07310, will serve as the Company's transfer agent as well as agent for the Plan relating to its shares.

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
                  ---------------------------------------------

     Ernst & Young LLP, 5 Times Square, New York, New York, 10036, will serve as the Company's independent registered public accounting firm. Ernst & Young provides audit and tax related services, and assistance and consultation in connection with the review of the Company's filings with the SEC.

                               BROKERAGE PRACTICES
                               -------------------

     The Company has not commenced operations and has not paid any brokerage commissions.

     In effecting securities transactions, the Company will generally seek to obtain the best price and execution of orders. Commission rates, being a component of price, are considered along with other relevant factors. In selecting brokers, the Company will consider the quality and reliability of brokerage services, including execution capability, performance, and financial responsibility, and may consider research and other investment information provided by those brokers.

                                   TAX STATUS
                                   ----------

     See Part A.


                              FINANCIAL STATEMENTS
                              --------------------

     The Company has no operating history and only nominal assets. The Company intends to acquire all the assets and assume all the liabilities of ASA Limited. The tables below represent the audited financial statements of ASA Limited for its fiscal year ended November 30, 2003 and for the six-month period ended May 31, 2004.

FISCAL YEAR ENDED NOVEMBER 30, 2003

SCHEDULE OF INVESTMENTS
(NOTE 1)
November 30, 2003
-------------------------------------------------------------------------------------------------------------------------
                                                                     Number of                           Percent of Net
     Name of Company                                                    Shares    Market Value                   Assets
-------------------------------------------------------------------------------------------------------------------------
     ORDINARY SHARES OF GOLD MINING COMPANIES

     AUSTRALIAN GOLD MINES
     Newcrest Mining Limited -ADRs                                   3,000,000     $28,500,000                   5.8%
-------------------------------------------------------------------------------------------------------------------------
                                                                                    28,500,000                    5.8
-------------------------------------------------------------------------------------------------------------------------
     UNITED STATES GOLD MINES
     Newmont Mining Corporation                                        520,368      25,050,516                    5.1
-------------------------------------------------------------------------------------------------------------------------
                                                                                    25,050,516                    5.1
-------------------------------------------------------------------------------------------------------------------------
     SOUTH AFRICAN GOLD MINES
     Anglogold Limited                                               2,389,894     114,544,340                   23.2
     Avgold Limited                                                  2,671,230       4,178,605                     .8
     Gold Fields Limited                                            10,344,977     142,407,297                   28.8
-------------------------------------------------------------------------------------------------------------------------

                                                           23

-------------------------------------------------------------------------------------------------------------------------
     Harmony Gold Mining Company Limited                                 1,336          21,150                     --
     Harmony Gold Mining Company Limited - ADRs                      2,166,400      34,294,112                    6.8

-------------------------------------------------------------------------------------------------------------------------
                                                                                   295,445,504                   59.6
-------------------------------------------------------------------------------------------------------------------------
     CANADIAN GOLD MINES
     Barrick Gold Corporation                                          730,000      16,308,200                    3.3
     Placer Dome Incorporated                                        1,065,312      19,335,413                    3.9
-------------------------------------------------------------------------------------------------------------------------
                                                                                    35,643,613                    7.2
-------------------------------------------------------------------------------------------------------------------------
     SOUTH AMERICAN GOLD MINES
     Compania de Minas Buenaventura - ADRs                             900,000      26,199,000                    5.3
-------------------------------------------------------------------------------------------------------------------------
                                                                                   410,838,633                   83.0
-------------------------------------------------------------------------------------------------------------------------
     ORDINARY SHARES OF OTHER COMPANIES

     SOUTH AFRICAN MINING
     Anglo American PLC                                              1,280,000      27,281,392                    5.5
     Anglo American Platinum Corporation Limited                       820,500      35,168,123                    7.1
     Impala Platinum Holdings Limited                                  262,700      24,656,497                    5.0
-------------------------------------------------------------------------------------------------------------------------
                                                                                    87,106,012                   17.6
-------------------------------------------------------------------------------------------------------------------------
     Total investments                                                             497,944,645                  100.6
-------------------------------------------------------------------------------------------------------------------------
     CASH AND OTHER ASSETS LESS LIABILITIES                                        (3,160,556)                   (.6)
-------------------------------------------------------------------------------------------------------------------------
     Net assets                                                                   $494,784,089                 100.0%
---------------------------------------------------------- -------------------- -----------------------------------------

There is no assurance  that the valuations at which the Company's  investments  are carried could be realized upon sale.

The notes to the financial statements form an integral part of these statements.

                                                           24

STATEMENTS OF ASSETS AND LIABILITIES
---------------------------------------------------------------------------------------------------------------------
                                                                          November 30, 2003      November 30, 2002
 ASSETS
---------------------------------------------------------------------------------------------------------------------
Investments, at market value (Note I)
  Gold mining companies -
    Cost $125,445,039 in 2003
      $120,148,921 in 2002                                                     $410,838,633           $253,534,199
  Other companies -
    Cost $26,678,003 in 2003 and 2002                                            87,106,012             63,462,990
---------------------------------------------------------------------------------------------------------------------
                                                                                497,944,645            316,997,189
---------------------------------------------------------------------------------------------------------------------
Cash                                                                              6,864,615              8,225,357
Dividends and interest receivable                                                   175,216                138,999
Other assets                                                                        177,852                 31,885
---------------------------------------------------------------------------------------------------------------------
Total assets                                                                    505,162,328            325,393,430
---------------------------------------------------------------------------------------------------------------------
LIABILITIES
---------------------------------------------------------------------------------------------------------------------
Accounts payable and accrued liabilities                                            612,977                289,074
Payable for securities purchased                                                  1,027,362                     --
Current year South African tax liability                                            121,313                219,954
Deferred South African tax liability                                              8,616,587              3,461,175
---------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                10,378,239              3,970,203
---------------------------------------------------------------------------------------------------------------------
NET ASSETS (SHAREHOLDERS' INVESTMENT)                                           494,784,089            321,423,227
---------------------------------------------------------------------------------------------------------------------
Ordinary (common) shares R 0.25 nominal (par) value
  Authorized: 24,000,000 shares
  Issued and Outstanding:  9,600,000 shares                                       3,360,000              3,360,000
Share premium  (capital surplus)                                                 27,489,156             27,489,156
Undistributed net investment income                                              59,083,301             58,663,135
Undistributed net realized (loss) from foreign currency                        (48,181,979)            (51,220,869)
transactions                                                                    115,112,525            115,112,525
Undistributed net realized gain from investments                                337,205,016            166,709,091
Net unrealized appreciation on investments
Net unrealized appreciation on translation of assets                                716,070              1,310,189
  and liabilities in foreign currency
---------------------------------------------------------------------------------------------------------------------
Net assets                                                                     $494,784,089           $321,423,227
---------------------------------------------------------------------------------------------------------------------
Net assets per share                                                                 $51.54                 $33.48
---------------------------------------------------------------------------------------------------------------------

The closing  price of the Company's  shares on the New York Stock  Exchange was $47.16 and $30.06 on November 30, 2003
and 2002, respectively.

The notes to the financial statements form an integral part of these statements.

                                                          25

STATEMENTS OF OPERATIONS

Years ended November 30, 2003 and 2002
---------------------------------------------------------------------------------------------------------------------
                                                                                       2003                   2002
---------------------------------------------------------------------------------------------------------------------

Investment income
   Dividend income                                                              $10,947,308            $10,423,088
   Interest income                                                                  704,772                499,036
---------------------------------------------------------------------------------------------------------------------
         Total investment income                                                 11,652,080             10,922,124
---------------------------------------------------------------------------------------------------------------------
Expenses
   Shareholders' report and proxy expenses                                          112,387                103,129
   Directors' fees and expenses                                                     462,872                538,420
   Salaries and benefits                                                            468,678                297,796
   Other administrative expenses                                                    442,500                373,250
   Transfer agent, registrar and custodian                                          127,291                107,433
   Professional fees and expenses                                                 1,023,897                511,274
   Insurance                                                                        144,417                104,595
   Contributions                                                                    117,619                 80,793
   Other                                                                            347,267                311,444
---------------------------------------------------------------------------------------------------------------------
         Total expenses                                                           3,256,928              2,428,134
---------------------------------------------------------------------------------------------------------------------
   Net investment income before South African tax                                 8,395,152              8,493,990
   South African tax                                                               (294,986)              (376,213)
---------------------------------------------------------------------------------------------------------------------
   Net investment income                                                          8,100,166              8,117,777
---------------------------------------------------------------------------------------------------------------------
Net realized gain from investments
   Proceeds from sales                                                                   --             13,409,630
   Cost of securities sold                                                               --             (8,399,743)
   South African tax                                                                     --                (71,956)
---------------------------------------------------------------------------------------------------------------------
Net realized gain from investments                                                       --              4,937,931
---------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) from foreign currency transactions
   Investments                                                                           --             (9,832,299)
   Foreign currency                                                               1,399,249                505,300
   South African tax refund (tax)                                                 1,639,641             (1,515,713)
---------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) from foreign currency transactions                       3,038,890            (10,842,712)
---------------------------------------------------------------------------------------------------------------------
Net increase in unrealized appreciation on investments
   Balance, beginning of year                                                   170,170,266             53,028,160
   Balance, end of year                                                         345,821,603            170,170,266
---------------------------------------------------------------------------------------------------------------------
Increase                                                                        175,651,337            117,142,106
Deferred South African tax                                                       (5,155,412)            (3,461,175)
---------------------------------------------------------------------------------------------------------------------
Net increase in unrealized appreciation from investments                        170,495,925            113,680,931
---------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in unrealized appreciation on translation of
   assets and liabilities in foreign currency                                      (594,119)               743,200
South African tax benefit                                                                --              1,521,577
---------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in unrealized appreciation on translation of
   assets and liabilities in foreign currency                                      (594,119)             2,264,777
---------------------------------------------------------------------------------------------------------------------
Net realized and unrealized gain from investments and foreign
   currency transactions                                                        172,940,696            110,040,927
---------------------------------------------------------------------------------------------------------------------
Net increase in net assets resulting from operations                           $181,040,862           $118,158,704
---------------------------------------------------------------------------------------------------------------------

The notes to the financial statements form an integral part of these statements.

                                                          26

STATEMENTS OF SURPLUS AND STATEMENTS OF CHANGES IN NET ASSETS

Years ended November 30. 2003 and 2002

---------------------------------------------------------------------------------------------------------------------
STATEMENTS OF SURPLUS                                                          November 30,           November 30,
                                                                                       2003                  2002
---------------------------------------------------------------------------------------------------------------------
Share premium (capital surplus)
   Balance, beginning and end of year                                            $27,489,156           $27,489,156
---------------------------------------------------------------------------------------------------------------------
Undistributed net investment income
   Balance, beginning of year                                                   $58,663,135            $58,225,358
   Net investment income for the year                                             8,100,166              8,117,777
   Dividends paid                                                                (7,680,000)            (7,680,000)
---------------------------------------------------------------------------------------------------------------------
   Balance, end of year                                                         $59,083,301            $58,663,135
---------------------------------------------------------------------------------------------------------------------
Undistributed net realized (loss) from
  foreign currency transactions
   Balance, beginning of year                                                  $(51,220,869)          $(40,378,157)
   Net realized gain (loss) for the year                                          3,038,890            (10,842,712)
---------------------------------------------------------------------------------------------------------------------
   Balance, end of year                                                        $(48,181,979)           $(51,220,869)
---------------------------------------------------------------------------------------------------------------------
Undistributed net realized gain from investments
   (Computed on identified cost basis)
   Balance, beginning of year                                                  $115,112,525           $110,174,594
   Net realized gain for the year                                                        --              4,937,931
---------------------------------------------------------------------------------------------------------------------
   Balance, end of year                                                        $115,112,525           $115,112,525
---------------------------------------------------------------------------------------------------------------------
Net unrealized appreciation on investments
   Balance, beginning of year                                                  $166,709,091            $53,028,160
   Net increase for the year                                                    170,495,925            113,680,931
---------------------------------------------------------------------------------------------------------------------
   Balance, end of year                                                        $337,205,016           $166,709,091
---------------------------------------------------------------------------------------------------------------------
Net unrealized appreciation (depreciation) on
  translation of assets and liabilities in foreign currency
   Balance, beginning of year                                                    $1,310,189              $(954,588)
   Net unrealized appreciation (depreciation)
     for the year                                                                  (594,119)             2,264,777
---------------------------------------------------------------------------------------------------------------------
   Balance, end of year                                                            $716,070             $1,310,189
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSETS                                                    2003                   2002
---------------------------------------------------------------------------------------------------------------------
Net investment income                                                            $8,100,166             $8,117,777
Net realized gain from investments                                                       --              4,937,931
Net realized gain (loss) from foreign currency
   transactions                                                                   3,038,890            (10,842,712)
Net increase in unrealized appreciation on investments                          170,495,925            113,680,931
Net unrealized appreciation (depreciation) on translation of assets
   and liabilities in foreign currency                                             (594,119)             2,264,777
---------------------------------------------------------------------------------------------------------------------
Net increase in net assets resulting from operations                            181,040,862            118,158,704
Dividends paid                                                                   (7,680,000)            (7,680,000)
---------------------------------------------------------------------------------------------------------------------
Net increase in net assets                                                      173,360,862             110,478,704
Net assets, beginning of year                                                   321,423,227             210,944,523
---------------------------------------------------------------------------------------------------------------------
Net assets, end of year                                                        $494,784,089           $321,423,227
---------------------------------------------------------------------------------------------------------------------

The notes to the financial statements form an integral part of these statements.

                                                          27

NOTES TO FINANCIAL STATEMENTS

Years ended November 30, 2003 and 2002

1    SUMMARY OF SIGNIFICANT  ACCOUNTING POLICIES.  The following is a summary of the Company's significant accounting policies:

A.   INVESTMENTS

Security transactions are recorded on the respective trade dates. Securities owned are reflected in the accompanying financial statements at quoted market value. The difference between cost and current market value is reflected separately as net unrealized appreciation from investments. The net realized gain or loss from the sale of securities is determined on the identified cost basis.

     Quoted market value of those shares traded represents the last recorded sales price on the financial statement date, or the mean between the closing bid and asked prices of those securities not traded on that date. In the event than a mean price cannot be computed due to the absence of either a bid or an asked price, then the bid price plus 1% or the ask price less 1%, as applicable, is used.

     There is no assurance that the valuation at which the Company's investments are carried could be realized upon sale.

 B.  EXCHANGE GAINS AND LOSSES

The Company records exchange gains and losses in accordance with the provisions of the American Institute of Certified Public Accountants Statement of Position 93-4, Foreign Currency Accounting and Financial Statement Presentation for Investment Companies ("SOP"). The SOP requires separate disclosure in the accompanying financial statements of net realized gain (loss) from foreign currency transactions, and inclusion of unrealized gain (loss) on the translation of currency as pan of net unrealized appreciation (depreciation) on translation of assets and liabilities in foreign currency.

C.   SECURITY TRANSACTIONS AND INVESTMENT INCOME

During the year ended November 30, 2003 there were no sales of securities and purchases of securities amounted to $5,296,118. During the year ended November 30, 2002 sales of securities amounted to $ 13,409,639 and purchases of securities amounted to $19,129,051. Dividend income is recorded on the ex-dividend date (the date on which the securities would be sold ex-dividend) net of withholding taxes, if any. Interest income is recognized on the accrual basis.

D.   DISTRIBUTIONS TO SHAREHOLDERS

Dividends to shareholders are recorded on the ex-dividend date.

E.   USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the period. Actual results could differ from those estimates.

2 TAX STATUS OF THE COMPANY. Pursuant to the South African Income Tax Act, as amended, the Company is subject to tax on dividends received from sources other than South Africa. In addition, in terms of the residence based system of taxation, beginning with the fiscal year ended November 30, 2002, the Company is subject to tax on interest earned on cash deposits. A provision for South African taxes of $294,986 and $376,213 for these items has been included in the accompanying financial statements for the fiscal years ended November 30, 2003 and November 30, 2002, respectively.

     In addition, the Company had previously provided for and paid taxes on foreign exchange gains. However, the Company was assessed by the South African Revenue Service ("SARS") on the basis that it is exempt from tax on foreign exchange gains and in November 2003, after the completion of a refund audit performed by SARS, the Company received a refund in respect of the overpayment of tax in the amount of $1,639,641, plus interest.

     A tax provision of -0- and $71,956 has been included in the accompanying financial statements for realized capital gains during the fiscal years ended November 30, 2003 and November 30, 2002, respectively. Also, a deferred tax liability of $8,616,587 and $3,461,175 has been included for the tax on unrealized capital gains on securities for the fiscal years ended November 30, 2003 and November 30, 2002. respectively.

     SARS has held that, effective October 1, 2001, the Company became subject to a tax on capital gains realized since that date on the disposal of South African and foreign securities. However, after numerous representations with SARS as well as the Treasury Department, the Company has been successful in negotiating relief from this tax. On December 17, 2003, the South African Income Tax Act of 1962 was amended by the Revenue Laws Amendment Bill 71 of 2003 and signed into law by the President of South Africa. This amendment provides the Company with an exemption from the Capital Gains Tax until November 30, 2004.

     The Company has commenced actions necessary to relocate its place of business to Bermuda before the expiration of its exemption. (Sec Note 5.) While it is management's intention to complete this relocation before the November 30, 2004 expiration date, no assurance can be given that all conditions will be satisfied. Therefore, the Company will continue to provide deferred South African tax on unrealized capital gains on securities subsequent to November 30, 2003.

     The reporting for financial statement purposes of distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate reporting for U.S. federal income tax purposes. The differences are caused primarily by the separate line items reporting for financial statement purposes of foreign exchange gains or losses. See the annual report additional tax information for United States shareholders.

3 CURRENCY EXCHANGE. There are exchange control regulations restricting the transfer of funds from South Africa. In 1958 the South African Reserve Bank, in the exercise of its powers under such regulations, advised the Company that the exchange control authorities would permit the Company to transfer to the United States in dollars both the Company's capital and its gross income, whether received as dividends or as profits on the sale of investments, at the current official exchange rate prevailing from time to time. Future implementation of exchange control policies could be influenced by national monetary considerations that may prevail at any given time.

4 RETIREMENT PLANS. Effective April 1, 1989, the Company established a defined contribution plan (the "Plan") to replace its previous pension plan. The Plan covers all full-time employees. The Company will contribute 15% of each covered employee's salary to the Plan. The Plan provides for immediate vesting by the employee without regard to length of service. During the years ended November 30, 2003 and 2002 there were no covered employees under the plan and, consequently, no retirement expense was incurred.

     In 1994, the Company entered into a supplemental non-qualified pension agreement with its Chairman, Under the terms of the agreement, the Company agreed to credit $25,000 per year for five years, beginning December 1, 1993, to a Supplemental Pension Account with interest credited at an annual rate of 3.5%.

     The Board of Directors approved increases in the amount of the annual credit as follows: $28,125 in May 1999; $31,250 in February 2002 and $45,000 in March 2003. As a result, the Company has recorded expense amounts of $41,562 and $29,688 for the years ended November 30, 2003 and November 30, 2002, respectively.

     The Company has an asset in the amount of $145,000 related to the retirement obligation liability of $315,900 as of November 30, 2003.

5 COMPANY REORGANIZATION. The Company announced earlier this year that, in view of its tax situation, it had filed an application for an exemptive order with the Securities and Exchange Commission to permit the Company to move from the Republic of South Africa to the Commonwealth of Bermuda by reorganizing itself into a newly formed company incorporated in Bermuda. The move would not involve any material change in the Company's investment policies. The relocation to Bermuda is subject to a number of conditions, including (1) receiving the requested relief from the Securities and Exchange Commission; (2) receiving approval to list the shares of the new Bermuda company on the New York Stock Exchange and (3) satisfying shareholder approval requirements. No assurance can be given that these conditions will be satisfied.

     In   connection   with  the   reorganization,   the  Company  has  incurred
approximately $575,000 in legal and other professional fees as of November 30, 2003.

6    COMMITMENTS.  The Company's lease for office space in Johannesburg  expired in February 2003. The Company has renewed the lease for a two year period at an annual cost of approximately $55,000.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and the Board of
Directors of ASA Limited:

     We have audited the accompanying statements of assets and liabilities of ASA Limited (incorporated in the Republic of South Africa) as of November 30, 2003 and 2002, including the schedule of investments as of November 30, 2003, and the related statements of operations, surplus and changes in net assets, financial highlights and supplementary information for each of the two years in the period ended November 30, 2003. These financial statements, financial highlights and supplementary information are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements, financial highlights and supplementary information based on our audits. The financial highlights for years presented prior to November 30, 2002 were audited by other auditors who have ceased operations and whose report dated December 18, 2001 expressed an unqualified opinion on those financial highlights.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements, financial highlights and supplementary information are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, financial highlights and supplementary information. Our procedures included the confirmation of securities owned as of November 30, 2003 and 2002, by correspondence with the custodians and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements, financial highlights and supplementary information referred to above present fairly, in all material respects, the financial position of ASA Limited as of November 30, 2003 and 2002, the results of its operations, the surplus and changes in its net assets, financial highlights and supplementary information for each of the two years in the period then ended, in conformity with accounting principles generally accepted in the United States.

Ernst & Young LLP
New York, N.Y., U.S.A.

Ernst & Young
Johannesburg, SA

December 23, 2003

                                             FINANCIAL STATEMENTS (CONTINUED)

                                          SEMI-ANNUAL PERIOD ENDED MAY 31, 2004

SCHEDULE OF INVESTMENTS
(NOTE 1)

May 31, 2004
                                                                        Number of     Market Value        Percent of
            Name of Company                                             Shares                            Net Assets
       ---------------------------------------------------------------------------------------------------------------
            ORDINARY SHARES OF GOLD MINING COMPANIES
       ---------------------------------------------------------------------------------------------------------------
            AUSTRALIAN GOLD MINES
            Newcrest Mining Limited -ADRs                                  3,000,000        $27,630,000          6.7%
       ---------------------------------------------------------------------------------------------------------------
            UNITED STATES GOLD MINES
            Newmont Mining Corporation                                       520,368         20,663,813           5.0
       ---------------------------------------------------------------------------------------------------------------
            SOUTH AFRICAN GOLD MINES
            Anglogold Limited                                              2,389,894         83,636,131          20.3
            Gold Fields Limited                                            9,704,977        114,834,568          27.7
            Harmony Gold Mining Company Limited                              292 459          3,523,828            .9
            Harmony Gold Mining Company Limited - ADRs                     2,166,400         25,953,472           6.3
       ---------------------------------------------------------------------------------------------------------------
                                                                                            227,947,999          55.2
       ---------------------------------------------------------------------------------------------------------------
            CANADIAN COLD MINES
            Barrick Gold Corporation                                         730,000         15,089,100           3.7
            Placer Dome                                                    1,065,312         16,608,214           4.0
            Incorporated
       ---------------------------------------------------------------------------------------------------------------
                                                                                             31,697,314           7.7
       ---------------------------------------------------------------------------------------------------------------
            SOUTH AMERICAN GOLD MINES
            Compania de Minas Buenaventura - ADRs                            900,000         21,087,000           5.1
       ---------------------------------------------------------------------------------------------------------------
                                                                                            329,026,126          79.7
       ---------------------------------------------------------------------------------------------------------------
            ORDINARY SHARES OF OTHER COMPANIES
       ---------------------------------------------------------------------------------------------------------------
            SOUTH AFRICAN MINING
            Anglo American PLC                                             1,280,000         27,110,509           6.6
            Anglo American Platinum Corporation                              820,500         30,552,691           7.4
            Limited                                                          262,700         19,354,072           4.7
            Impala Platinum Holdings Limited                               1,950,000          6,285,416           1.5
            Mvelaphanda Resources Limited
       ---------------------------------------------------------------------------------------------------------------
                                                                                             83,302,688          20.2
       ---------------------------------------------------------------------------------------------------------------
            Total investments (Cost - $151,159,299)                                         412,328,814          99.9
       ---------------------------------------------------------------------------------------------------------------
            CASH AND OTHER ASSETS LESS LIABILITIES                                               46,838            .1
       ---------------------------------------------------------------------------------------------------------------
            Net assets                                                                     $412,375,652        100.0%

There is no assurance that the valuations at which the Company's investments are carried could be realized upon sale.

The notes to the financial statements form an integral part of these statements.

                                                           32

                                          STATEMENTS OF ASSETS AND LIABILITIES


----------------------------------------------------------------------------------------------------------------------
ASSETS                                                                            May 31, 2004           May 31, 2003
----------------------------------------------------------------------------------------------------------------------
Investments, at market value (Note I)
         Gold mining companies -
     Cost $117,577,016 in 2004
          $121,354,720 in 2003                                                    $329,026,126           $278,511,105
         Other companies -
     Cost $33,582,283 in 2004
         $26,678,003 in 2003                                                        83,302,688             63,406,199
----------------------------------------------------------------------------------------------------------------------
                                                                                   412,328,814            341,917,304
----------------------------------------------------------------------------------------------------------------------
Cash (Includes foreign cash of $4,633,317 and $497,790)                              5,653,497              9,537,910

Dividends and interest receivable                                                      139,910                146,103

Other assets                                                                           260,760                 86,588
----------------------------------------------------------------------------------------------------------------------
Total assets                                                                       418,382,981            351,687,905
----------------------------------------------------------------------------------------------------------------------
LIABILITIES
----------------------------------------------------------------------------------------------------------------------
Accounts payable and accrued liabilities                                               493,205                403,136
Current South African tax liability (benefit)                                         (16,817)                 76,576
Deferred South African tax liability                                                 5,530,941              3,453,238
----------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                    6,007,329              3,932,950
----------------------------------------------------------------------------------------------------------------------
NET ASSETS (SHAREHOLDERS' INVESTMENT)                                             $412,375,652           $347,754,955
Ordinary (common) shares R0.25 nominal (par) value
  Authorized: 24,000,000 shares
  Issued and Outstanding: 9 600 000 shares                                         $ 3,360,000            $ 3,360,000
Shore premium 1 (capital surplus)                                                   27,489,156             27,489,156
Undistributed net investment income                                                 58,153,100             60,737,729
Undistributed net realized (loss) from foreign currency transactions              (55,009,385)            (49,874,418)
Undistributed net realized gains from investments                                  122,131,967            115,112,525
Net unrealized appreciation on investments                                         255,638,574            190,431,343
Net unrealized appreciation on translation of assets
  and liabilities in foreign currency                                                  612,240                498,620
----------------------------------------------------------------------------------------------------------------------
Net assets                                                                        $412,375,652           $347,754,955
----------------------------------------------------------------------------------------------------------------------
Net assets per share                                                                    $42.96                 $36.22
----------------------------------------------------------------------------------------------------------------------

The closing price of the Company's shares on the New York Stock Exchange was $37.64 and $35.90 on May 31, 2004 and 2003,
respectively.

The notes to the financial statements form an integral part of these statements.

                                                           33

STATEMENTS OF OPERATIONS

                                                                                      Six months ended
----------------------------------------------------------------------------------------------------------------------
                                                                                  May 31, 2004           May 31, 2003
----------------------------------------------------------------------------------------------------------------------
Investment income
   Dividend income                                                                 $ 3,369,822            $ 6,133,508
   Interest income                                                                      97,578                337,327
----------------------------------------------------------------------------------------------------------------------
         Total investment income                                                     3,467,400              6,470,835
----------------------------------------------------------------------------------------------------------------------
Expenses
   Shareholders' report and proxy expenses                                              87,540                111,199
   Directors' fees and expenses                                                        317,613                281,447
   Salaries and benefits                                                               300,850                246,871
   Other administrative expenses                                                       373,454                331,500
   Transfer agent, registrar and custodian                                              58,335                 75,118
   Professional fees and expenses                                                      216,796                205,679
   Insurance                                                                            72,081                 76,127
   Other                                                                               171,564                188,300
----------------------------------------------------------------------------------------------------------------------
   Total expenses                                                                    1,598,233              1,516,241
----------------------------------------------------------------------------------------------------------------------
   Net investment income before South African tax benefit                            1,869,167              4,954,594
   South African tax benefit                                                            80,632                   ----
----------------------------------------------------------------------------------------------------------------------
   Net investment income                                                             1,949,799              4,954,594
----------------------------------------------------------------------------------------------------------------------
Net realized and unrealized gain (loss) from investments
   and foreign currency transactions
Net realized gain from investments
   Proceeds from sales                                                               8,403,634                   ----
   Cost of securities sold                                                           1,384,192                   ----
----------------------------------------------------------------------------------------------------------------------
Net realized gain from investments                                                   7,019,442                   ----
----------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) from foreign currency transactions
   Investments                                                                      (6,872,264)                  ----
   Foreign currency transactions                                                        44,858              1,346,451
----------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) from foreign currency transactions                         (6,827,406)             1,346,451
----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in unrealized appreciation on investments
   Balance, beginning of year                                                      345,821,603            170,170,266
   Balance, end of year                                                            261,169,515            193,884,581

----------------------------------------------------------------------------------------------------------------------
Increase (Decrease)                                                                (84,652,088)            23,714,315
Change in Deferred South African tax liability                                       3,085,646                  7,937
----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in unrealized appreciation from                            (81,566,442)            23,722,252
   investments
----------------------------------------------------------------------------------------------------------------------
Net (decrease) in unrealized appreciation
   on translation of assets and liabilities in foreign currency                       (103,830)              (811,569)
----------------------------------------------------------------------------------------------------------------------
Net realized and unrealized gain (loss) from investments and
   foreign                                                                         (81,478,236)            24,257,134
   and foreign currency transactions
----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from operations                   $(79,528,437)          $ 29,211,728
----------------------------------------------------------------------------------------------------------------------

The notes to the financial statements form an integral part of these statements.

                                                           34

STATEMENTS OF SURPLUS AND STATEMENTS OF CHANGES IN NET ASSETS

                                                                                          Six months ended
----------------------------------------------------------------------------------------------------------------------
STATEMENTS OF SURPLUS                                                             May 31, 2004           May 31, 2003
----------------------------------------------------------------------------------------------------------------------
Share premium (capital surplus)
   Balance, beginning and end of year                                              $27,489,156            $27,489,156
----------------------------------------------------------------------------------------------------------------------
Undistributed net investment income
   Balance, beginning of year                                                      $59,083,301            $58,663,135
   Net investment income for the year                                                1,949,799              4,954,594
   Dividends paid                                                                   (2,880,000)            (2,880,000)
----------------------------------------------------------------------------------------------------------------------
   Balance, end of year                                                            $55,153,100            $60,737,729
----------------------------------------------------------------------------------------------------------------------
Undistributed net realized (loss) from foreign currency transactions
   Balance, beginning of year                                                     $(48,181,979)          $(51,220,869)
   Net realized gain (loss) for the year                                            (6,827,406)             1,346,451
----------------------------------------------------------------------------------------------------------------------
   Balance, end of year                                                           $(58,009,385)          $(49,874,418)
----------------------------------------------------------------------------------------------------------------------
Undistributed net realized gain from investments
   (Computed on identified cost basis)
   Balance, beginning of year                                                     $115,112,525           $115,112,525
   Net realized gain for the year                                                    7,019,442                    ---
----------------------------------------------------------------------------------------------------------------------
   Balance, end of year                                                           $122,131,967           $115,112,525
----------------------------------------------------------------------------------------------------------------------
Net unrealized appreciation (depreciation) on investments
   Balance, beginning of year                                                     $337,205,016           $166,709,091
   Net increase (decrease) for the year                                            (81,566,442)            23,722,252
----------------------------------------------------------------------------------------------------------------------
   Balance, end of year                                                           $255,638,574           $190,431,343
----------------------------------------------------------------------------------------------------------------------
Net unrealized appreciation (depreciation) on
  translation of assets and liabilities in foreign currency
   Balance, beginning of year                                                         $716,070             $1,310,189
   Net unrealized (depreciation) for the period                                       (103,830)              (811,569)
----------------------------------------------------------------------------------------------------------------------
   Balance, end of year                                                               $612,240               $498,620
----------------------------------------------------------------------------------------------------------------------

                                                                                          Six months ended
----------------------------------------------------------------------------------------------------------------------
Statements of changes in net assets                                               May 31, 2004           May 31, 2003
----------------------------------------------------------------------------------------------------------------------
Net investment income                                                               $1,949,799             $4,954,594
Net realized gain from investments                                                   7,019,442                    ---
Net realized gain (loss) from foreign currency transactions                         (6,827,406)             1,346,451
Net increase (decrease) in unrealized appreciation on investments                  (81,566,442)            23,722,252
Net (decrease) in unrealized appreciation (depreciation) on                           (103,830)              (811,569)
translation of assets
  and liabilities in foreign currency
----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from operations                    (79,528,437)            29,211,728
Dividends paid                                                                      (2,880,000)            (2,880,000)
----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets                                              (82,408,437)            26,331,728
Net assets, beginning of year                                                      494,784,089            321,423,227
----------------------------------------------------------------------------------------------------------------------
Net assets, end of year                                                           $412,375,652           $347,754,955

The notes to the financial statements form an integral part of these statements.

                                       35

                          NOTES TO FINANCIAL STATEMENTS

                     SIX MONTHS ENDED MAY 31, 2004 AND 2003

1    SUMMARY OF SIGNIFICANT  ACCOUNTING POLICIES.  The following is a summary of the Company's significant accounting policies:

A.   INVESTMENTS

Portfolio securities are generally valued at the last reported sales price on the last trading day of the period, or the mean between the closing bid and asked prices of those securities not traded on that date. In the event that a mean price cannot be computed due to the absence of either a bid or an asked price, then the bid price plus 1% or the ask price less 1%, as applicable, is used. Securities for which current market quotations are not readily available are valued at their fair value as determined in good faith by, or in accordance with procedures adopted by, the Company's Board of Directors.

     The difference between cost and current value is reflected separately as net unrealized appreciation (depreciation) on investments. The net realized gain or loss from the sale of securities is determined for account purposes on the identified cost basis.

     There  is  no  assurance   (that  the  valuation  at  which  the  Company's
investments are carried could be realized upon sale.

B.   EXCHANGE GAINS AND LOSSES

The Company records exchange gains and losses in accordance with the provisions of the American Institute of Certified Public Accountants Statement of Position 93-4, Foreign Currency Accounting and Financial Statement Presentation for Investment Companies ("SOP"). The SOP requires separate disclosure in the accompanying financial statements of net realized gain (loss) from foreign currency transactions, and inclusion of unrealized gain (loss) on the translation of currency as part of net unrealized appreciation (depreciation) on translation of assets and liabilities in foreign currency.

C.   SECURITY TRANSACTIONS AND INVESTMENT INCOME

During the six months ended May 31, 2004 sales of securities amounted to $8,403,634 and purchases of securities amounted to $7,292,714. During the six months ended May 31, 2003 there were no sales of securities and purchases of securities amounted to $1,205,799.

Dividend income is recorded on the ex-dividend date (the date on which the securities would be sold ex-dividend) net of withholding taxes, if any. Interest income is recognized on the accrual basis.

D.   DISTRIBUTIONS TO SHAREHOLDERS

Dividends to shareholders arc recorded on the ex-dividend date.

E.   USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the period. Actual results could differ from those estimates.

F.   BASIS OF PRESENTATION

The financial statements are presented in United States dollars.

Certain prior year amounts in the accompanying financial statements have been reclassified to conform with current year presentation.

2 TAX STATUS OF THE COMPANY. Pursuant to the South African Income Tax Act, as amended, the Company is subject to tax on dividends received from sources other than South Africa. In addition, beginning with the fiscal year ended November 30, 2002, the Company is subject to tax on interest earned on cash deposits. A tax benefit for South African taxes of $80,632 and a tax provision of $-0- for these items have been included in the accompanying financial statements for the six months ended May 31, 2004 and May 31, 2003, respectively.

     The Company had previously provided for and paid taxes on foreign exchange gains. However, the Company was assessed by the South African Revenue Service ("SARS") on the basis that it is exempt from tax on foreign exchange gains and in November 2003, after the completion of a refund audit performed by SARS, the Company received a refund in respect of the overpayment of tax in the amount of $1,639,641, plus interest.

     In addition to the foregoing taxes, ASA currently is exempt from certain other taxes in South Africa. Such exemption, however, expires on November 30, 2004. Following that date ASA will become subject to the Capital Gains Tax "CGT") and the Secondary Tax on Companies ("STC") in South Africa.

     The CGT is assessed at an effective rate of 15% on most gains realized by a corporation on the sale of an investment. No provision for the CGT has been included in the accompanying financial statements for realized capital gains during the six months ended May 31, 2004 as a result of the Company's current exemption. A deferred tax liability of $5,530,941 and $3,453,238 has been included for the CGT on unrealized capital gains on securities for the six months ended May 31, 2004 and May 31, 2003, respectively.

     The STC is assessed at the rate of 12.5% on the amount of dividends distributed to shareholders, after a deduction for dividends received or accrued by a corporation from South African companies during the relevant dividend period or cycle. Effective January 1, 2003, the STC applies to liquidation distributions to shareholders of capital gains attributable to the period after October 1, 2001, with an offset for the capital gains tax paid on these gains. The Company currently is exempt from the STC on the types of dividends discussed above.

     The Company has commenced actions necessary to relocate to Bermuda before the expiration of its exemption. See Note 5. While it is management's intention to complete this relocation before the November 30, 2004 expiration date, no assurance can be given that all conditions will be satisfied by November 30, 2004. If the Company is unable to relocate to Bermuda prior to November 30, 2004, the Company's Board of Directors will decide what action, if any, the Company should take. The Company could decide to remain in South Africa after November 30, 2004, in which case the above-described taxes would apply to the Company in the normal course of conducting its business. Alternatively, the Company could decide to relocate to Bermuda after November 30, 2004, in which case the Company would incur a tax liability at the time of the relocation estimated at approximately $25 million, based on the Company's financial statements as of May 31, 2004.

     The reporting for financial statement purposes of distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate reporting for U.S. federal income tax purposes. The differences are caused primarily by the separate line items reporting for financial statement purposes of foreign exchange gains or losses. See the semi-annual report for additional tax information for United States shareholders.

3 CURRENCY EXCHANGE. There are exchange control regulations restricting the transfer of funds from South Africa. In 1958 the South African Reserve Bank, in the exercise of its powers under such regulations, advised the Company that the exchange control authorities would permit the Company to transfer to the United States in dollars both the Company's capital and its gross income, whether received as dividends or as profits on the sale of investments, at the current official exchange rate prevailing from time to time. Future implementation of exchange control policies could be influenced by national monetary considerations that may prevail at any given time.

4 RETIREMENT PLANS. Effective April 1, 1989, the Company established a defined contribution plan (the "Retirement Plan") to replace its previous pension plan. The Retirement Plan covers all full-time employees. The Company will contribute 15% of each covered employee's salary to the Retirement Plan. The Retirement Plan provides for immediate vesting by the employee without regard to length of service. During the six months ended May 31, 2004 and 2003, there were no covered employees under the Retirement Plan and consequently, no retirement expense was incurred.

     In 1994, the Company entered into a supplemental non-qualified pension agreement with its Chairman. Under the terms of the agreement, the Company agreed to credit $25,000 per year for five years, beginning December 1, 1993, to a Supplemental Pension Account with interest credited at an annual rate of 3.5%.

     The Board of Directors approved increases in the amount of the annual credit as follows: $28,125 in May 1999; $31,250 in February 2002 and $45,000 in March 2003 and $55,000 in February 2004. As a result, the Company has recorded expense amounts of $25,833 and $19,051 for the six months ended May 31, 2004 and May 31, 2003, respectively.

     The Company has an asset in the amount of $150,750 related to the retirement obligation liability including interest of $349,635 as of May 31, 2004.

5 COMPANY REORGANIZATION. The Company announced in early 2003 that, in view of its tax situation, it had filed an application for an exemptive order with the U.S. Securities and Exchange Commission to permit the Company to move from the Republic of South Africa to the Commonwealth of Bermuda by reorganizing itself into a newly formed company incorporated in Bermuda. The move would not involve any material change in the Company's investment policies. The relocation to Bermuda is subject to a number of conditions, including (1) receiving the requested relief from the Securities and Exchange Commission; (2) receiving approval to list the shares of the new Bermuda company on the New York Stock Exchange and (3) satisfying shareholder approval requirements. No assurance can be given that these conditions will be satisfied.

     In   connection   with  the   reorganization,   the  Company  has  incurred
approximately $750,000 in legal and other professional fees as of May 31, 2004.

6 CONCENTRATION RISK. Under normal circumstances, over 50% of the Company's assets will be invested in equity securities of companies conducting, as a major portion of their business, gold mining and related activities in South Africa. The Company also invests in securities of companies engaged in other businesses in South Africa, including the mining of other precious metals. In addition, the Company invests a portion of its assets in securities of companies operating outside of South Africa in extractive and related activities, including gold mining. The Company is, therefore, subject to gold and precious metal related risks as well as risks related to investing in South Africa including political, economic, regulatory, currency fluctuation and foreign exchange risks. As a result of industry consolidation, the Company current is invested in a limited number of securities and thus holds large positions in certain securities. Because the Company's investments are concentrated in a limited number of securities of companies involved in the mining of gold and other precious metals and related activities, the net asset value of the Company may be subject to greater volatility than that of a more broadly diversified investment company.

7    COMMITMENTS.  The Company's lease for office space in Johannesburg  expired in February 2003. The Company has renewed the lease for a two-year period at an annual cost of approximately $55,000.



REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of ASA Limited:

     We have audited the accompanying statements of assets and liabilities of ASA Limited (incorporated in the Republic of South Africa) as of May 31, 2004 and 2003, including the schedule of investments as of May 31, 2004, and the related statements of operations, surplus and changes in net assets and supplementary information for the six months ended May 31, 2004 and 2003 and the financial highlights for the six months ended may 31, 2004 and May 31, 2003 and the years ended November 30, 2003 and 2002. These financial statements, financial highlights and supplementary information are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements, financial highlights and supplementary information based on our audits. The financial highlights for years presented prior to November 30, 2002 were audited by other auditors who have ceased operations and whose report dated December 18, 2001 expressed an unqualified opinion on those financial highlights.



     We conducted our audits in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, financial highlights and supplementary information. Our procedures included the confirmation of securities owned as of May 31, 2004 and 2003, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements, financial highlights and supplementary information referred to above present fairly, in all material respects, the financial position of ASA Limited as of May 31, 2004 and 2003, the results of its operations, its surplus, the changes in its net assets, and supplementary information for each of the six month periods then ended and the financial highlights for the six months ended May 31, 2004 and 2003 and the years ended November 30, 2003 and 2002 in conformity with U.S. generally accepted accounting principles.





Ernst & Young LLP
New York, N.Y., U.S.A.

Ernst & Young
Johannesburg, SA

July 16, 2004

                                     PART C

                                OTHER INFORMATION


ITEM 25. FINANCIAL STATEMENTS AND EXHIBITS

(1)  FINANCIAL STATEMENTS:

The financial statements of ASA Limited and report by Ernst & Young LLP, New York, New York, independent registered public accounting firm and Ernst & Young, Johannesburg, South Africa, independent auditors, are included in Part B.

(2)  EXHIBITS:

   (a)    Memorandum of Association - 1/

   (b)    Bye-Laws - 1/

   (c)    Voting Trust Agreement -- Not applicable.

   (d)    Instruments  Defining  the Rights of  Security  Holders - See  Exhibit
          2(b).

   (e)    Dividend Reinvestment Plan - Filed herewith

   (f)    Instrument Defining the Rights of Long-Term Debt -- Not applicable.

   (g)    Investment Advisory Contract -- Not applicable.

   (h)    Distribution Contract -- Not applicable.

   (i)(1) Form of Pension Arrangements-Filed herewith

   (i)(2) Form of Pension Agreement Assignment Letter Agreement - Filed herewith

   (j)(1) Custodian Contract - Filed herewith

   (j)(2) Subcustodian Contract - 1/

   (j)(3) Form of Agreement of Custodian Required by SEC Exemptive Order - Filed herewith

   (j)(4) Form of Custodians Consent to Service of Process - Filed herewith

   (k)(1) Form of Shareholder Services Contract - 1/

   (k)(2) Form of Accounting Services Agreement-1/

   (k)(3) Transfer Agency Contract - Filed herewith

   (k)(4) Form of Transfer Agent Letter Agreement - Filed herewith

   (k)(5) Form of Administrative Services Agreement-1/

   (l)    Opinion of Counsel -- Not applicable

   (m) Copies of Consent to Service of Process by Non-Resident Directors -Filed herewith

   (n)(1) Consent of Ernst & Young LLP, New York, New York - Filed herewith.

   (n)(2) Consent of Ernst & Young, Johannesburg, South Africa - Filed herewith.

   (o)    Financial Statements omitted from Items 8.6 or 23 - Not applicable.

   (p)    Letter of Investment Intent -- Not applicable.

   (q)    Model Retirement Plan -- Not applicable.

   (r)    Code of Ethics Pursuant to Rule 17j-1-1/

     ---------------------------
1/ Incorporated by reference to the Registrant's Registration Statement on Form N-2, SEC File No. 811-21650, as filed with the Securities and Exchange Commission on October 5, 2004

ITEM 26. MARKETING ARRANGEMENTS

         Not applicable.

ITEM 27. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Reorganization expenses will be paid by ASA Limited until the closing date (the "Closing Date"), tentatively scheduled for November 19, 2004. Following the Closing Date, any reorganization expenses that remain unpaid and all expenses incurred in the winding-up and dissolution of ASA Limited will be borne by the Registrant.

ITEM 28. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL

         Not applicable.

ITEM 29. NUMBER OF HOLDERS OF SECURITIES

                                       NUMBER OF RECORD HOLDERS
         TITLE OF CLASS                AS OF NOVEMBER 15, 2004

         Common Shares                          One

ITEM 30. INDEMNIFICATION

     Reference is hereby made to Sections 103 to 107 and Section 151 of the Registrant's Bye-Laws, filed as Exhibit 2(b) to this Registration Statement.

     The Company's directors and officers will be insured under an errors and omissions liability insurance policy.

ITEM 31. BUSINESS AND OTHER CONNECTIONS OF THE INVESTMENT ADVISER

     Not applicable.

ITEM 32. LOCATION OF ACCOUNTS AND RECORDS

     Accounts, books and other records required by Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended, will be maintained and held in the offices of the Company's custodian, JPMorgan Chase Bank, 3 Chase Metrotech Center, Brooklyn, NY 11245, the Company's principal place of business, 4th Floor, 11 Summer Street, Buffalo, New York, 14209 and the offices of LGN
Associates, P.O. Box 269, Florham Park, New Jersey 07932. The Company's accounting records will be maintained and held at the offices of Kaufman, Rossin & Company, 2699 South Bayshore Drive, Miami, Florida 33133. The Company's corporate records (its Memorandum of Association, Bye-Laws, register of members and directors and minutes of the meetings of its Committees and Board of Directors, and general meetings of shareholders) will be maintained at the offices of Appleby Corporate Services (Bermuda) Ltd., Canon's Court, 22 Victoria Street, Hamilton HM12, Bermuda.

ITEM 33. MANAGEMENT SERVICES

     Other than as set forth in Parts A and B of this Registration Statement, the Company is not a party to any management-related service contract.

ITEM 34. UNDERTAKINGS

     Not applicable.

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant, ASA (Bermuda) Limited, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Buffalo and State of New York, on the 17th day of November, 2004.

                          ASA (BERMUDA) LIMITED

                          By: /s/ Robert J.A. Irwin
                              -------------------------------
                              Robert J. A. Irwin
                              Chairman, President, Chief Executive Officer
                              and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



Signature                             Title                           Date
---------                            -------                         ------

/s/ Robert J.A. Irwin
--------------------- -                                        November 17, 2004
Robert J. A. Irwin        Chairman of the Board, Director,
                          President, Chief Executive Officer
                                     and Treasurer

Chester A. Crocker*       Assistant Secretary and Director

Ronald L. McCarthy*       Assistant Treasurer and Director

Henry R. Breck*                      Director

Harry M. Conger*                     Director

Joseph C. Farrell*                   Director

James G. Inglis*                     Director

Malcolm W. MacNaught*                Director

Robert A. Pilkington*                Director

A. Michael Rosholt*                  Director

* By:/s/ Robert J.A. Irwin
     ---------------------
     Robert J. A. Irwin
     Attorney-In-Fact

Date: November 17, 2004

                                  EXHIBIT INDEX

    Exhibit          Document Description
    -------          --------------------

   (e)    Dividend Reinvestment Plan

   (i)(1) Form of Pension Arrangements

   (i)(2) Form of Pension Agreement Assignment Letter

   (j)(1) Custodian Contract

   (j)(3) Form of Agreement of Custodian Required by SEC Exemptive Order

   (j)(4) Form of Custodians Consent to Service of Process

   (k)(3) Transfer Agency Contract

   (k)(4) Form of Transfer Agent Letter Agreement

   (m)    Copies of Consent to Service of Process by Non-Resident Directors

   (n)(1) Consent of Ernst & Young LLP, New York, New York

   (n)(2) Consent of Ernst & Young, Johannesburg, South Africa